Exhibit 99.2

Laborie Medical Technologies and Cogentix Medical Announce Completion of Acquisition of

Cogentix Medical by Laborie Medical Technologies

TORONTO, CANADA and MINNETONKA, MINN (April 23, 2018)—Laborie Medical Technologies (“Laborie”) and Cogentix Medical, Inc. (NASDAQ: CGNT) (“Cogentix”) today announced the completion of the acquisition by Laborie of Cogentix through Laborie’s affiliate Camden Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of LM US Parent, Inc. (“Parent”). After the previously announced completion of the tender offer for all of the outstanding shares of Cogentix, Laborie completed the second step merger under Delaware law, resulting in Cogentix becoming a wholly owned subsidiary of Parent.

At the effective time of the merger, all shares of Cogentix common stock not purchased in the tender offer (excluding those shares for which holders properly exercised appraisal rights under Delaware law and those held by Cogentix) were converted into the right to receive US$3.85, net to the seller in cash without interest thereon and subject to any required withholding tax, which is the same price that was paid for shares of Cogentix common stock purchased in the tender offer. Cogentix common stock will no longer be listed on the Nasdaq Capital Market or any other securities exchange.

“Our combined, complementary product portfolio provides our customers, and their patients, with access to comprehensive Urology solutions from diagnosis through treatment, particularly in the areas of OAB (overactive bladder) and SUI (stress urinary incontinence),” commented Michael Frazzette, Chief Executive Officer of Laborie. “We are excited to welcome Cogentix’s employees to Laborie and look forward to their contributions and growth of our combined business.”

Key Cogentix products include:

•	Urgent PC Neuromodulation System - non-drug, non-surgical treatment for OAB and associated symptoms of urinary urgency, urinary frequency and urge incontinence. Delivers percutaneous tibial nerve stimulation (PTNS), a recommended therapy in the American Urological Association (AUA) and Society of Urodynamics, Female Pelvic Medicine and Urogenital Reconstruction (SUFU) OAB diagnosis and treatment guidelines.

•	PrimeSight Cystoscopy System & EndoSheath - Cystoscopy system combined with a single-use, protective barrier with an integrated working channel. Using PrimeSight with the EndoSheath protective barrier eliminates the need for high-level disinfection between every procedure and provides a significant workflow benefit to urologists performing cystoscopies.

•	Macroplastique - Injectable, soft-tissue bulking agent used to treat female SUI primarily due to intrinsic sphincter deficiency. Macroplastique stabilizes and “bulks” the submucosa tissue of the urethra in a minimally invasive procedure, providing the surrounding muscles with increased capability to control the flow of urine.

About Overactive Bladder

It is estimated that 42 million people in the United States alone have Overactive Bladder (OAB), of which approximately 38 million remain untreated or undertreated. OAB occurs when bladder muscles become overly sensitive or overactive, which typically results from damage to the nervous system or to the nerves and muscles associated with bladder contractility. Symptoms of OAB include urinary urgency, urinary frequency or urge incontinence.

About Stress Urinary Incontinence

According to the American Urological Association (AUA) Stress Urinary Incontinence (SUI) is the symptom of urinary leakage due to increased abdominal pressure, which can be caused by activities such as sneezing, coughing, exercise, lifting, and position change. In a recent 2017 AUA/SUFU “Surgical Treatment of Female Stress Urinary Incontinence” Guideline it indicates that the prevalence of SUI in women has been reported to be as high as 49%, depending on population and definition, and it can have a significant negative impact on quality of life.

About Laborie Medical Technologies

Laborie is a leading global developer, manufacturer and marketer of innovative medical technology and consumables used in gastrointestinal procedures and for the diagnosis and treatment of pelvic health in the Urology, Gynecology, and Colorectal fields.

Laborie is owned by Patricia Industries – a part of Investor AB – and is a long-term owner that invests in companies and works to develop each company to its full potential.

About Cogentix Medical

Cogentix Medical, Inc., is a global medical device company. We design, develop, manufacture and market products for flexible endoscopy with our unique PrimeSight™ product lines featuring a streamlined visualization system and proprietary sterile disposable microbial barrier providing users with efficient and cost-effective endoscope turnover while enhancing patient safety. We also commercialize the Urgent® PC Neuromodulation System, an FDA-cleared device that delivers Percutaneous Tibial Nerve Stimulation (PTNS) for the office-based treatment of overactive bladder (OAB). OAB is a chronic condition that affects approximately 42 million U.S. adults. The symptoms include urinary urgency, frequency and urge incontinence. We also offer Macroplastique®, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. Cogentix, is headquartered in Minnetonka, Minnesota, with additional operations in New York, Massachusetts, The Netherlands and the United Kingdom. For more information on Cogentix Medical and our products, please visit us at www.cogentixmedical.com.

Representation

Laborie was represented by K&L Gates LLP led by New York private equity partner James C.H. Lee.

Cogentix was represented by Dorsey &Whitney LLP led by corporate partner Jonathan A. Van Horn.

For Further Information:

Laborie Medical Technologies

Joe Metzger

+1-978-273-5187

Forward Looking Statements

Statements in this communication may contain, in addition to historical information, certain forward-looking statements. Some of these forward-looking statements may contain words like “believe,” “may,” “could,” “would,” “might,” “possible,” “should,” “expect,” “intend,” “plan,” “anticipate,” or “continue,” the negative of these words, or other terms of similar meaning or they may use future dates. Forward-looking statements in this communication include without limitation statements regarding the planned completion of the transactions. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: the anticipated benefits of the transactions, the effects of disruption caused by the transactions making it more difficult to maintain relationships with employees, vendors and other business partners; possible stockholder litigation in connection with the transaction; and other risks and uncertainties discussed in Cogentix’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections of Cogentix Medical’s Annual Report on Form 10-K for the year ended December 31, 2017, as well as the tender offer documents filed by Merger Sub and the Tender Offer Solicitation/Recommendation Statement filed by Cogentix. Neither Laborie nor Cogentix undertakes any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.